CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Funds (formerly Mutual Series Fund Inc.) and to the incorporation by reference of our reports dated February 14, 2008 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Qualified Fund, Mutual Shares Fund, Mutual Discovery Fund, and Mutual European Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2007.


/s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 24, 2008